Exhibit 99.1

Howard Bancorp, Inc. Announces Results with Record Earnings for Second Quarter of 2014

ELLICOTT CITY, Md.--(BUSINESS WIRE)--July 17, 2014--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank (the “Bank”), today reported its financial results for the three month and six month periods ended June 30, 2014.

Highlights for the three and six month periods ended June 30, 2014 were as follows:

  Net income available to common shareholders for the quarter ended June 30, 2014 of $705 thousand or $.17 per share compared to $481 thousand or $.12 per share a year earlier, an increase per share of $.05 or 42%.
  Net income available to common shareholders increased to $940 thousand for the first half of 2014, compared to $895 thousand in the first six months of 2013, representing an increase of $45 thousand or 5%. Earnings per common share (EPS) for the first half of 2014 were $.23 compared to $.22 for the same six month period in 2013. This slight growth in EPS was achieved even with the large increase in expenses resulting from our sizable mortgage banking investments made in the first quarter of 2014, which reduced our first quarter of 2014 EPS to only $.06.
  Total assets grew to $534 million at June 30, 2014, representing growth of nearly $119 million or 29% over assets of $415 million at June 30, 2013.
  Total loans held in our portfolio increased by nearly $80 million or 23%, to $433 million, when comparing June 30, 2014 to June 30, 2013.
  Total loans held for sale, which are derived from our newly established mortgage initiative, were nearly $29 million at June 30, 2014, compared to only $2 million at June 30, 2013. Mortgage originations were $123 million for the first half of 2014, $90 million of which occurred during the second quarter of 2014.
  Deposits increased to $422 million at June 30, 2014 from $326 million on June 30, 2013, representing growth of $97 million or 30%, of which noninterest bearing deposits grew by over $14 million or 17%.
  Primarily as a result of earnings retention, our total capital increased to nearly $50 million at June 30, 2014 from $48 million at June 30, 2013, representing an increase of $2 million or 4%.
  Over the twelve months from June 30, 2013 to June 30, 2014, we added three new branch locations in Towson, Maryland, Bel Air, Maryland, and Aberdeen, Maryland, in addition to opening a regional office in Towson. On the mortgage banking side, we have taken additional office space in Annapolis, Maryland, and opened mortgage offices in Columbia, Maryland and in Timonium, Maryland. This dramatic increase of both customer service offices and the related staff additions geographically extends our market presence and our brand, and provides a platform for continued growth in size and revenues.
  As reported earlier, we have executed an agreement to acquire approximately $17 million in additional loans and deposits via the purchase of another branch in Harford County, Maryland, subject to regulatory approval.

Chairman and CEO Mary Ann Scully stated, "We are pleased to report, a significant improvement in the second quarter’s net income available to common shareholders as a result of the investments we have made to date in our greatly expanded and diversified revenue stream and footprint. We have been able to totally rebound from the depressed first quarter earnings, and have experienced upward momentum in the second quarter that bodes very well for the remainder of 2014. We continue to remain very focused on growth in assets, revenues and net income, as well as improved operating ratios and efficiency. The increase in noninterest expense represents investment in our future and return on those investments continues apace.

"The marketplace continues to reward our investments with growth in customers and in wallet share. Howard Bancorp, Inc. was added to the Russell Microcap index in June of 2014 which allows some investors previously restricted from buying a non-indexed stock, to purchase HBMD (our ticker symbol) shares. This is an important step in our mission to increase the liquidity and growing value of our currency.

"We are beginning our year long 10th anniversary celebration with customer events and offerings and employee recognitions. We expect recent positive trends to continue and thank, as always, all of our stakeholders for the critical role they have played and will continue to play in this progress."

The Company’s total assets increased by nearly $119 million or 29% when comparing June 30, 2014 assets of $534 million to the $415 million at the same point in 2013. Total loans outstanding of $433 million at the end of June 2014, showed an increase of nearly 23% compared to total loans of $353 million on June 30, 2013. Demand deposits, which not only represent the lowest cost source of funding available to a bank, but also are most reflective of the core customer relationships targeted by the Bank, grew from $83 million at June 30, 2013 to $98 million at the end of the first half of 2014, representing growth in this highly coveted deposit category of $14 million or 17%. Total deposits grew by $97 million or 30% when comparing June 30, 2014 to June 30, 2013.

For the first six months of 2014, the Company reported net interest income of $9.3 million compared to $7.3 million for the first six months of 2013, an increase of approximately $2.0 million or 27%. This was driven primarily by a $2.2 million, or 27%, increase in total interest income for the first six months of 2014 due to the growth in average loans. Given the overall growth in deposits and borrowing levels, the Company recorded an increase in total interest expense of $200 thousand or 23% for the first half of 2014 versus the same period in 2013.

Our asset quality measures continue to improve, and still remain a major focus of attention for management and the Board of Directors. One of the Company’s primary measures of asset quality is the ratio of non-accrual loans and other real estate owned to total assets. This asset quality measure improved to 0.82% at June 30, 2014 from 1.11% at December 31, 2013, and also compares favorably to the 1.48% at the end of the June 2013. Even though this asset quality measure improved by 80% from June of 2013 to June of 2014, because of the growth in the level of the loan portfolio, the provision for credit losses for the first half of 2014 of $501 thousand was only slightly lower than the $526 thousand for the same period in 2013.

In addition to the growth in net interest income there was an increase in noninterest income for the first half of 2014 compared to the first half of 2013. Total noninterest income for the first half of 2014 was $2.7 million, which represents an increase of $2.0 million or 318% from the $0.6 million in the first half of 2013. Service charges on deposits increased by nearly $139 thousand or 83% for the first six months of 2014 versus the same period in 2013, due mostly to an increase in overdraft-related fees. Other transaction related fees increased by $64 thousand or 20% for the first six months of 2014 compared to the same period in 2013, largely due to increased earnings on our Bank Owned Life Insurance (BOLI) program. By far, the largest increase in noninterest revenues were generated from our mortgage banking activities, which generated revenues from fees and gains on sales of these loans totaling $2.0 million for the first half of 2014, compared to $160 thousand for the same period in 2013.

Total noninterest expenses grew to $9.8 million for the first half of 2014 compared to $5.8 million for the first half of 2013, an increase of $4.0 million or 70%. The majority of the increase in noninterest expenses was in the compensation category, which grew by $2.3 million when comparing the first six months of 2014 versus the same period in 2013. This increase resulted from our initiative to build and staff a robust mortgage banking infrastructure to prudently support our greatly increased origination activities. This accounted for approximately $1.6 million of the compensation increase, and the continuing growth noted above of our business development initiatives, branch expansion efforts, and operating infrastructure enhancements represented the remainder. In addition to the increased compensation costs, other expense categories increased by nearly $1.7 million, of which nearly half, or $800 thousand, was attributable to the operations of the mortgage banking platform, and the remainder was due to operating a larger network of branches, offices, and the related increases in infrastructure, compliance, marketing and business development costs.

When comparing second quarter of 2014 results to the first quarter of 2014, assets, loans, and deposits grew by 5%, 4%, and 5%, respectively. Net income available to common shareholders increased to $705 thousand in the second quarter of 2014 from $235 thousand in the first quarter of 2014, and resulting earnings per share increased to $.17 for the second quarter compared to $.06 in the prior quarter. Again, this quarter over quarter change is reflective of the large investments in staff and infrastructure made during the first quarter to build the mortgage banking platform, which depressed earnings for the first quarter, versus the additional revenues that were generated in the second quarter as our mortgage banking operation continues to transition from the building stage into the full operating phase. Additional details on 2014 year-to-date and quarterly results are provided in the financial table below.

Average equity to average assets was 9.73% at the end the second quarter of 2014, down from 11.96% at June 30, 2013, as we continue to utilize our capital base to support asset growth. All of our regulatory capital ratios continue to significantly exceed those levels that categorize us as a well capitalized bank.

The statements in this press release regarding positive earnings momentum and the results of our mortgage banking activity, and how this bodes well for the remainder of 2014, and continuation of recent positive trends are forward-looking as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statement is based on current expectations regarding important risk factors, including but not limited to receipt of any required regulatory approvals, real estate values, local and national economic conditions, and the impact of interest rates, as well as other risks and uncertainties, as described in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statement, and the making of such statement should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Six months ended		Three months ended
(in thousands, except per share data.)	June 30,		June 30,
Operation Statement Data:	2014	2013	2014	2013
Interest income	$10,340	$8,149	$5,397	$4,160
Interest expense	1,083	883	568	444
Net interest income	9,257	7,266	4,829	3,717
Provision for credit losses	501	526	325	165
Noninterest income	2,682	642	2,059	315
Noninterest expense	9,842	5,801	5,349	3,049
Federal and state income tax expense (benefit)	593	584	477	303
Net income	$1,003	$997	$737	$514
Preferred Stock Dividends	63	102	32	33
Net income available to common shareholder	$940	$895	$705	$481

Per share data and shares outstanding:
Net income per common share, basic	$0.23	$0.22	$0.17	$0.12
Book value per common share at period end	$9.06	$8.68	$9.06	$8.68
Average common shares outstanding	4,090,622	4,040,471	4,090,402	4,040,471
Shares outstanding at period end	4,090,402	4,040,471	4,090,402	4,040,471

Financial Condition data:
Total assets	$533,535	$414,896	$533,535	$414,896
Loans receivable (gross)	$433,336	$353,293	$433,336	$353,293
Allowance for credit losses	$(3,053)	$(2,951)	$(3,053)	$(2,951)
Other interest-earning assets	$68,261	$22,307	$68,261	$22,307
Total deposits	$422,335	$325,543	$422,335	$325,543
Borrowings	$60,116	$41,009	$60,116	$41,009
Total stockholders’ equity	$49,629	$47,633	$49,629	$47,633
Common equity	$37,067	$35,071	$37,067	$35,071

Average assets	503,236	395,076	510,152	399,286
Average stockholders' equity	48,980	47,246	49,148	47,404
Average common stockholders' equity	36,418	34,684	36,586	34,842

Selected performance ratios:
Return on average assets	0.40%	0.51%	0.58%	0.52%
Return on average common equity	5.55%	5.79%	8.08%	5.91%
Net interest margin(1)	3.96%	3.96%	4.05%	3.99%
Efficiency ratio(2)	82.44%	73.36%	77.66%	75.63%

Asset quality ratios:
Nonperforming loans to gross loans	0.46%	0.97%	0.46%	0.97%
Allowance for credit losses to loans	0.70%	0.84%	0.70%	0.84%
Allowance for credit losses to nonperforming loans	151.66%	86.29%	151.66%	86.29%
Nonperforming assets to loans and other real estate	1.01%	1.73%	1.01%	1.73%
Nonperforming assets to total assets	0.82%	1.48%	0.82%	1.48%

Capital ratios:
Leverage ratio	9.65%	11.91%	9.65%	11.91%
Tier I risk-based capital ratio	10.67%	13.12%	10.67%	13.12%
Total risk-based capital ratio	11.33%	13.93%	11.33%	13.93%
Average equity to average assets	9.73%	11.96%	9.63%	11.87%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020